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NATIONAL GRID USA AND SUBSIDIARIES
Consolidated Balance Sheet
At September 30, 2000
(Unaudited)

ASSETS
------
     (In Thousands)
Utility plant, at original cost     $5,198,773
     Less accumulated provisions for depreciation and amortization
2,236,029
                         ----------
                         2,962,744
Construction work in progress     50,760
                         ----------
                    Net utility plant     3,013,504
                         ----------

Investments:
     Nuclear power companies, at equity     49,325
     Decommissioning trust funds     46,888
     Other investments, at cost     253,262
                         ----------
                    Total investments     349,475
                         ----------
Current assets:
     Cash          64,886
     Accounts receivable, less reserves of $17,652,000
      and unbilled revenues     542,707
     Fuel, materials, and supplies, at average cost     28,554
     Prepaid and other current assets     29,873
     Regulatory assets - purchased power obligations     103,789
     Assets held for sale     197,851
                         ----------
                    Total current assets     967,660
                         ----------
Regulatory assets     1,675,126
Goodwill, net of amortization     2,021,397
Deferred charges and other assets     372,338
                         ----------
                         $8,399,500
                         ==========
CAPITALIZATION AND LIABILITIES
------------------------------
Capitalization:
     Common share equity:
          Common shares, par value $1 per share     $   59,355
     Paid-in capital     3,977,616
     Retained earnings           50,533
     Unrealized gain on securities, net     2,645
                         ----------
                    Total common equity     4,090,149

     Minority interests in consolidated subsidiaries     30,666
     Cumulative preferred stock of subsidiaries     49,480
     Long-term debt     1,042,075
                         ----------
                    Total capitalization     5,212,370
                         ----------
Current liabilities:
     Long-term debt due within one year     15,291
     Short-term debt     110,043
     Accounts payable     269,307
     Accrued taxes     10,063
     Accrued interest     13,022
     Dividends payable     1,973
     Purchased power contract obligations     103,789
     Other current liabilities     98,277
                         ----------
                    Total current liabilities     621,765
                         ----------
Deferred federal and state income taxes     639,998
Unamortized investment tax credits     56,578
Accrued Yankee companies' nuclear plant costs     300,700
Purchased power obligations     662,625
Other reserves and deferred credits     905,464
                         ----------
                         $8,399,500
                         ==========
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